EXHIBIT 21.1

                          BEN & JERRY'S HOMEMADE, INC.
                                  Subsidiaries



    Name of Subsidiary                       Jurisdiction of Incorporation
Ben & Jerry's Homemade Holdings, Inc.              Vermont
Ben & Jerry's of New York                          New York
Ben & Jerry's Homemade, Ltd.                       England
Ben & Jerry's Canada, Inc.                         Quebec, Canada
Ben & Jerry's (FSC), Inc.                          Barbados
Ben & Jerry's France SARL                          France
Ben & Jerry's International, Inc.                  Delaware
Ben & Jerry's Franchising, Inc.                    Vermont